Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 1 to Form S-3 Registration Statement on Form S-11 of our report dated March 24, 2006 relating to the financial statements and financial statement schedules of CNL Hotels & Resorts, Inc., our reports dated March 17, 2006 relating to the financial statements of Desert Ridge Resort Partners LLC and WB Resort Partners LP and our report dated April 3, 2006 relating to the financial statements of CNL Hospitality Corp., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Orlando, Florida
June 7, 2006